Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

JANUS HENDERSON GROUP PLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

					Proposed
					Maximum
					Offering	Maximum		Amount of
Security		Fee Calculation	Amount		Price Per	Aggregate		Registration
Type	Security Class Title (1)	Rule (2)	Registered		Unit	Offering Price	Fee Rate	Fee
Equity	Common stock, par value $1.50 per share	Rule 457(c) and (h)	250,000	(1)(3)	$24.25	$6,062,500	$92.70 per $1,000,000	$561.99
Equity	Common stock, par value $1.50 per share	Rule 457(c) and (h)	8,000,000	(1)(4)	$24.25	$194,000,000	$92.70 per $1,000,000	$17,983.80
Total Offering Amounts						$200,062,500		$18,545.79
Total Fee Offsets								-
Net Fee Due								$18,545.79

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover such indeterminate number of additional shares of common stock, par value $1.50 per share, of the Registrant (the “Common Stock”) as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Janus Henderson Group plc 2022 Global Employee Stock Purchase Plan (the “ESPP”) and the Janus Henderson Group plc 2022 Deferred Incentive Plan (the “DIP”), respectively.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on the New York Stock Exchange, on June 14, 2022.
(3)	Represents 250,000 shares of Common Stock for issuance under the ESPP.
(4)	Represents 8,000,000 shares of Common Stock for issuance under the DIP.